Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-282002) on Form S-3 and (No. 333-268006) on Form S-8 of our report dated February 12, 2024, except for Note 4, as to which the date is February 26, 2025, with respect to the consolidated financial statements of RXO, Inc.

/s/ KPMG LLP

Charlotte, North Carolina
February 26, 2025